Exhibit 16.01

April 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read the four paragraphs of Item 4 — “Changes In Registrant’s Certifying Accountant” included in this Form 8-K of Northern States Power Company — Minnesota; Northern States Power Company — Wisconsin; Public Service Company of Colorado and Southwestern Public Service Company filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP

C:	Mr. Edward J. McIntyre, Vice President and Chief Financial Officer, Xcel Energy Inc.